Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Grant Park Futures Fund Limited Partnership on Form S-1 of our reports, dated February 19, 2004, on the financial statements of Dearborn Capital Management LLC and Grant Park Futures Fund Limited Partnership, appearing in the Prospectus, which are part of this Registration Statement.

We also consent to the reference to our Firm under the captions “Experts” and “Selected Financial Data” in such Prospectus.

Chicago, Illinois
September 27, 2004

McGladrey & Pullen, LLP is a member firm of RSM International –
an affiliation of separate and independent legal entities.